Exhibit 5.1

Letterhead of Robinson & Cole LLP

July __, 2007

Argan, Inc.
One Church Street
Suite 302
Rockville, MD 20850

Ladies and Gentlemen:

We have acted as counsel to Argan, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Registration Statement with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale of 2,400,000 shares (the “Shares”) of common stock of the Company, par value $.15 which may be offered and sold by certain selling shareholders of the Company.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

Based upon our foregoing examination, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares issued and outstanding as of the date hereof are duly authorized, legally issued, fully paid and non-assessable.

We are admitted to practice in the State of Connecticut, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of Connecticut and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-3 and to the use our name under the heading “Legal Matters” in the Registration Statement, including the prospectus or any supplement to the prospectus, constituting a part thereof, as originally filed or subsequently amended.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

ROBINSON & COLE LLP

By	/s/ Richard A. Krantz
Richard A. Krantz